Exhibit 99.1
Dana Holding Corporation Achieves Full Compliance with NYSE Listing Standards
MAUMEE, Ohio — October 8, 2009 — Dana Holding Corporation (NYSE: DAN) announced today that it has received notice from the New York Stock Exchange (NYSE) informing the company that it has achieved full compliance with all NYSE quantitative listing standards.
In December 2008, Dana received a letter of non-compliance from the NYSE notifying the company that it had fallen below both the minimum share price and market capitalization requirements for continued listing on the exchange.
On May 29, 2009, Dana satisfied the minimum share price requirement of maintaining a 30-day average share price of greater than $1.00 and had a closing price of at least $1.00 on that date, which was the last trading day of the calendar month. Compliance for the market capitalization standard, and restoration of full compliance with NYSE listing standards, required that Dana maintain an average market capitalization of greater than $100 million for two consecutive quarterly review periods. The company has exceeded this requirement since May 2009.
The company recently completed a successful public offering of common stock that raised approximately $250 million.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2008 sales of $8.1 billion. For more information, please visit: www.dana.com.
Media Contact
Chuck Hartlage
419.887.5123
Investor Contact
Lillian Etzkorn
419.887.5160
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